UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 11, 2017 (the “Redemption Date”), Brandywine Realty Trust (the “Trust”) completed the previously announced redemption of all of its outstanding 4,000,000 shares of 6.90% Series E Cumulative Redeemable Preferred Shares (NYSE: BDN-PE) (the “Series E Preferred Shares”) at a redemption price of $25.00 per share (the “Redemption Price”). On April 17, 2017 (the “Distribution Payment Date”), the Trust will pay each holder of record of Series E Preferred Shares on March 30, 2017 all accrued and unpaid distribution payable with respect to the Series E Preferred Shares up to, but not including the Distribution Payment Date, which represents an amount equal to $0.50792 per share (the “Distribution”). From and after the Distribution Payment Date, distributions will cease to accrue, and on and after the Distribution Payment Date, the only remaining rights of holders of the Series E Preferred Shares will be the right to receive payment of the Redemption Price and Distribution. Following the redemption, the Series E Preferred Shares will be delisted from the New York Stock Exchange. The Redemption Price together with the Distribution amounting to $102,031,680 was paid by the Trust to the Depository Trust Company on April 11, 2017 from available cash balances. On the Redemption Date, the Company recognized a preferred share redemption charge of $3.2 million related to the original issuance costs.

In connection with this redemption, Brandywine Operating Partnership, L.P. redeemed all of its 4,000,000 outstanding Series E Preferred Mirror Units.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Date: April 11, 2017

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